Exhibit 99.2

EARTHLINK, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,	March 31,
	2010	2011
		(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$242,952	$551,629
Marketable securities	307,814	—
Restricted cash	2,270	1,812
Accounts receivable, net of allowance of $1,182 and $1,896 as of December 31, 2010 and March 31, 2011, respectively	60,216	59,993
Prepaid expenses	12,161	12,771
Deferred income taxes, net	45,661	53,374
Other current assets	14,802	14,025
Total current assets	685,876	693,604
Long-term marketable securities	12,304	—
Property and equipment, net	241,111	243,935
Deferred income taxes, net	189,037	165,761
Purchased intangible assets, net	135,364	146,388
Goodwill	259,046	280,275
Other long-term assets	1,240	1,130
Total assets	$1,523,978	$1,531,093

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,272	$20,659
Accrued payroll and related expenses	18,402	15,402
Accrued interest	8,622	17,152
Other accrued liabilities	67,007	66,399
Deferred revenue	40,921	43,779
Current portion of long-term debt	243,069	247,230
Total current liabilities	395,293	410,621

Long-term debt, net of current portion	351,251	350,970
Other long-term liabilities	19,566	16,963
Total liabilities	766,110	778,554

Stockholders’ equity:
Convertible preferred stock, $0.01 par value, 100,000 shares authorized, 0 shares issued and outstanding as of December 31, 2010 and March 31, 2011	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 191,825 and 192,562 shares issued as of December 31, 2010 and March 31, 2011, respectively, and 108,382 and 107,012 shares outstanding as of December 31, 2010 and March 31, 2011, respectively	1,918	1,926
Additional paid-in capital	2,061,555	2,056,984
Accumulated deficit	(648,235)	(631,872)
Treasury stock, at cost, 83,443 and 85,550 shares as of December 31, 2010 and March 31, 2011, respectively	(657,611)	(674,499)
Accumulated other comprehensive income	241	—
Total stockholders’ equity	757,868	752,539
Total liabilities and stockholders’ equity	$1,523,978	$1,531,093

The accompanying notes are an integral part of these financial statements.

EARTHLINK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2010	2011
	(in thousands, except per share data)
	(unaudited)

Revenues	$157,258	$243,018

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	58,880	103,723
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	43,782	73,164
Depreciation and amortization	4,748	21,676
Restructuring and acquisition-related costs	1,435	4,505
Total operating costs and expenses	108,845	203,068

Income from operations	48,413	39,950
Gain on investments, net	418	—
Interest expense and other, net	(5,292)	(12,960)
Income before income taxes	43,539	26,990
Income tax provision	(16,792)	(10,627)
Net income	$26,747	$16,363

Net income per share
Basic	$0.25	$0.15
Diluted	$0.25	$0.15

Weighted average common shares outstanding
Basic	107,623	108,403
Diluted	108,478	109,626

Dividends declared per share	$0.14	$0.05

The accompanying notes are an integral part of these financial statements.

EARTHLINK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2010	2011
	(in thousands)
	(unaudited)
Cash flows from operating activities:
Net income	$26,747	$16,363
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,748	21,676
Loss on disposals and impairments of fixed assets	187	125
Stock-based compensation	2,667	3,571
Non-cash income taxes	15,604	8,646
Amortization of debt discount, premium and issuance costs	3,553	2,831
Gain on investments, net	(418)	—
Gain on debt surrendered for conversion	(172)	—
Other	—	(207)
(Increase) decrease in accounts receivable, net	(1)	1,768
Increase in prepaid expenses and other assets	(718)	(4,597)
(Decrease) increase in accounts payable and accrued and other liabilities	(18,834)	1,847
(Decrease) increase in deferred revenue	(1,093)	2,443
Net cash provided by operating activities	32,270	54,466

Cash flows from investing activities:
Purchase of business, net of cash acquired	—	(22,127)
Purchases of property and equipment	(3,072)	(17,746)
Purchases of marketable securities	(19,958)	—
Sales and maturities of marketable securities	26,167	319,729
Change in restricted cash	—	458
Proceeds received from investments in other companies	541	—
Net cash provided by investing activities	3,678	280,314

Cash flows from financing activities:
Proceeds from exercises of stock options	341	211
Repurchases of common stock	—	(16,888)
Payment of dividends	(15,389)	(6,178)
Repayment for debt and capital lease obligations	(2,776)	(3,248)
Net cash used in financing activities	(17,824)	(26,103)

Net increase in cash and cash equivalents	18,124	308,677
Cash and cash equivalents, beginning of period	610,995	242,952
Cash and cash equivalents, end of period	$629,119	$551,629

The accompanying notes are an integral part of these financial statements.

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

1.  Organization

EarthLink, Inc. (“EarthLink” or the “Company”), together with its consolidated subsidiaries, provides a comprehensive suite of communications services to individual and business customers. The Company operates two reportable segments, Business Services and Consumer Services. The Company’s Business Services segment provides integrated communications to businesses, enterprise organizations and communications carriers. These services include data services, including managed IP-based network services and broadband Internet access services; voice services, including local exchange, long-distance and conference calling; mobile data and voice services; and web hosting. The Company’s Business Services segment also sells transmission capacity to other communications providers on a wholesale basis. The Company’s Consumer Services segment provides nationwide Internet access and related value-added services to individual customers. These services include dial-up and high-speed Internet access services, ancillary services sold as add-on features to our Internet access services, search and advertising. The Company provides its Business Services primarily through a nationwide network utilizing a 27-state fiber optic network, Multi-Protocol Label Switching (“MPLS”) and other technologies. The Company provides its Consumer Services primarily through third-party telecommunications service providers. For further information concerning the Company’s business segments, see Note 13, “Segment Information.”

2.  Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements of EarthLink, which include the accounts of its wholly-owned subsidiaries, for the three months ended March 31, 2010 and 2011 and the related footnote information are unaudited and have been prepared on a basis consistent with the Company’s audited consolidated financial statements as of December 31, 2010 contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “Annual Report”).  All significant intercompany transactions have been eliminated.

These financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto contained in the Company’s Annual Report.  In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring adjustments), which management considers necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods presented.  The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results anticipated for the entire year ending December 31, 2011.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements.  Actual results may differ from those estimates.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. Specifically, the Company combined sales and marketing, operations and customer support and general and administrative expenses into selling, general and administrative expenses. In addition, the Company reclassified depreciation expense from cost of revenues and selling, general and administrative expenses to depreciation and amortization. Approximately $1.9 million of depreciation expense was reclassified from cost of revenues to depreciation and amortization during the three months ended March 31, 2010 and $1.5 million of depreciation expense was reclassified from selling, general and administrative expenses to depreciation and amortization during the three months ended March 31, 2010.

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

3.  Earnings per Share

The Company presents a dual presentation of basic and diluted earnings per share. Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the reported period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, including stock options, restricted stock units and convertible debt (collectively “Common Stock Equivalents”), were exercised or converted into common stock. The dilutive effect of outstanding stock options, restricted stock units and convertible debt is reflected in diluted earnings per share by application of the treasury stock method. In applying the treasury stock method for stock-based compensation arrangements, the assumed proceeds are computed as the sum of the amount the employee must pay upon exercise, the amount of compensation cost attributed to future services and not yet recognized and the amount of excess tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the awards.

The following table sets forth the computation for basic and diluted net income per share for the three months ended March 31, 2010 and 2011:

	Three Months Ended March 31,
	2010	2011
	(in thousands, except per share data)
Numerator
Net income	$26,747	$16,363

Denominator
Basic weighted average common shares outstanding	107,623	108,403
Dilutive effect of Common Stock Equivalents	855	1,223
Diluted weighted average common shares outstanding	108,478	109,626

Basic net income per share	$0.25	$0.15
Diluted net income per share	$0.25	$0.15

During the three months ended March 31, 2010 and 2011, approximately 3.2 million and 2.4 million, respectively, stock options and restricted stock units were excluded from the calculation of diluted earnings per share because their effect would have been anti-dilutive. The shares that underlie the Company’s convertible senior notes were also excluded from the calculation of diluted earnings per share during the three months ended March 31, 2010 because their effect would have been anti-dilutive. Anti-dilutive securities could be dilutive in future periods.

4.  Acquisitions

ITC^DeltaCom

On December 8, 2010, EarthLink acquired ITC^DeltaCom, Inc. (“ITC^DeltaCom”), a provider of integrated communications services to customers in the southeastern U.S., at a price of $3.00 per share. EarthLink acquired 100% of ITC^DeltaCom in a merger transaction with ITC^DeltaCom surviving as a wholly-owned subsidiary of EarthLink. EarthLink believes the acquisition will enable the Company to become an IP infrastructure and managed services provider by combining its existing business services with ITC^DeltaCom’s integrated communications business. EarthLink has included the financial results of ITC^DeltaCom in its consolidated financial statements from the date of acquisition. The amount of ITC^DeltaCom’s revenue and net

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

loss included in EarthLink’s Condensed Consolidated Statement of Operations for the three months ended March 31, 2011 was $109.8 million and $10.9 million, respectively.

The fair value of consideration transferred was $253.8 million, which consisted of $251.4 million in cash paid to acquire the outstanding common stock of ITC^DeltaCom and $2.3 million for the fair value of restricted stock units assumed and converted. In allocating the consideration transferred based on estimated fair values, EarthLink recorded $170.1 million of goodwill, $131.2 million of identifiable intangible assets, $200.5 million of property and equipment, $351.2 million of long-term debt and $103.2 million of other net assets. The Company allocated the consideration transferred to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess of the consideration transferred over those fair values was recorded as goodwill.

During the three months ended March 31, 2011, the Company finalized certain provisional amounts recognized at the acquisition date related to deferred taxes. The Company retrospectively adjusted the provisional amounts recorded at the acquisition date to reflect the new information obtained. As a result, the carrying amount of deferred tax assets was increased by $18.8 million as of December 31, 2010, with a corresponding decrease to goodwill.  The Condensed Consolidated Balance Sheet as of December 31, 2010 and the allocation of consideration transferred noted above have been reflected for this adjustment. The primary areas of the purchase price allocation that are not yet finalized relate to additional income tax estimates.

One Communications

On April 1, 2011, EarthLink completed its acquisition of One Communications Corp. (“One Communications”), a privately-held, multi-regional integrated telecommunications solutions provider serving customers in the Northeast, Mid-Atlantic and Upper Midwest. EarthLink acquired 100% of One Communications in a merger transaction with One Communications surviving as an indirect wholly-owned subsidiary of EarthLink. One Communications stockholders had the right to elect to receive the net merger consideration in the form of cash or EarthLink common stock. EarthLink believes the acquisition will further transform the Company into an IP infrastructure and managed services provider by expanding its IP network footprint. EarthLink also believes the acquisition will provide strategic benefits due to acquiring a large established customer base that generates cash. The results of operations of One Communications will be included in EarthLink’s consolidated results of operations beginning April 1, 2011.

Pursuant to the terms of the merger agreement, the aggregate merger consideration for One Communications was $370.0 million, which included repayment of net indebtedness of approximately $282.1 million and $40.6 million of other liabilities and certain working capital and other adjustments as provided in the merger agreement. In addition, $21.0 million of the aggregate merger consideration was deposited in an escrow account to secure potential post-closing adjustments to the aggregate consideration relating to working capital and other similar adjustments, indemnification obligations and post-closing One Communications employment-related obligations.

The resulting preliminary fair value of consideration transferred was $47.4 million, which consisted of $23.8 million in cash paid to acquire the outstanding common stock of One Communications and $23.6 million for the issuance of 3.0 million shares of EarthLink common stock. The assets acquired and liabilities assumed of One Communications will be recognized at their acquisition date fair values.  The allocation of the consideration transferred to the assets acquired and liabilities assumed of One Communications (and the related estimated lives of depreciable tangible and identifiable intangible assets) will require a significant amount of judgment.  Such allocation of the purchase price is subject to finalization and will be determined taking into account analysis by an independent valuation firm, which is expected to be complete in the second quarter of 2011.

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

The following is a preliminary allocation of the consideration transferred based on currently available information.  Such final identification of all the intangible assets acquired and the purchase price allocation may be significantly different than that reflected below (dollars in thousands).

Acquired Assets:
Cash and cash equivalents	$11,158
Property and equipment	150,805
Goodwill	156,573
Intangible assets	149,500
Other assets	86,537
Total assets	554,573

Assumed Liabilities:
Debt	(266,275)
Deferred revenue	(19,145)
Deferred tax liability, net	(54,911)
Other liabilities	(166,815)
Total liabilities	(507,146)
Total consideration	$47,427

Goodwill arising from the acquisition is attributable to the assembled workforce and expected synergies and economies of scale from combining the operations of EarthLink and One Communications. All of the goodwill will be assigned to the Company’s Business Services segment. The goodwill is not expected to be deductible for income tax purposes.

Included in other assets is accounts receivable with a preliminary estimate of fair value of $55.2 million and a gross contractual value of $64.1 million. The difference represents the Company's best estimate of the contractual cash flows that will not be collected. Also included in other assets is $7.5 million of escrow funds that the Company estimates will be used to fund certain post-closing employment-related obligations of the Company on the terms provided in the escrow agreement.

The following table summarizes the preliminary components of intangible assets acquired in connection with the One Communications acquisition (in thousands):

	Fair Value	Useful Life
Customer relationships	$133,600	5 Years
Developed technology	12,000	5 Years
Trade name	3,900	3 Years
Total intangible assets	$149,500

STS Telecom

On March 2, 2011, EarthLink acquired Saturn Telecommunication Services Inc. and affiliates (“STS Telecom”), a privately-held provider of IP communication and information technology services to small and medium-sized businesses primarily in Florida. STS Telecom currently operates a sophisticated VoIP platform. EarthLink plans to leverage STS Telecom’s expertise in managed hosted VoIP on a nationwide basis as part of its Business Service offerings.

The total consideration transferred was $22.1 million, which consisted of cash paid to acquire the outstanding equity interests of STS Telecom. In allocating the purchase price based on estimated fair values, EarthLink recorded approximately $21.2 million of goodwill, $17.9 million of identifiable intangible assets, $2.8 million of tangible assets and $19.8 million of net liabilities assumed. The allocation of the consideration transferred was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change. The primary areas of the purchase price allocation that are not yet finalized relate to certain working capital adjustments as well as income and non-income based taxes. EarthLink has included the financial results of STS Telecom in its consolidated financial statements from the date of acquisition. Pro forma financial information for STS Telecom has not been presented, as the effects were not material to the Company’s consolidated financial statements.

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

Pro Forma Financial Information

The following unaudited pro forma revenue and earnings assumes the acquisitions of ITC^DeltaCom and One Communications occurred on January 1, 2010:

	Three Months Ended March 31,
	2010	2011
	(in thousands)
Total revenues	$418,780	$375,794
Net income	19,944	17,976

5.  Restructuring and Acquisition-Related Costs

Restructuring and acquisition-related costs consisted of the following during the three months ended March 31, 2010 and 2011:

	Three Months Ended
	March 31,
	2010	2011
	(in thousands)

Facility exit and restructuring costs	$1,435	$1,010
Acquisition-related costs	—	3,495
Restructuring and acquisition-related costs	$1,435	$4,505

Facility Exit and Restructuring Costs

In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during the latter half of 2007 and during the year ended December 31, 2008. However, there have been and may continue to be changes in estimates to amounts previously recorded.

The following table summarizes facility exit and restructuring costs during the three months ended March 31, 2010 and 2011 and the cumulative costs incurred to date as a result of the 2007 Plan. Facility exit and restructuring costs during the three months ended March 31, 2010 and 2011 were primarily the result of changes to sublease estimates in the Company’s exited facilities and additional costs for lease terminations. Such costs have been classified as restructuring and acquisition-related costs in the Condensed Consolidated Statements of Operations.

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

			Cumulative
			Costs
	Three Months Ended March 31,		Incurred
	2010	2011	To Date
	(in thousands)

Severance and personnel-related costs	$—	$—	$30,764
Lease termination and facilities-related costs	1,326	1,010	24,743
Non-cash asset impairments	109	—	24,901
Other associated costs	—	—	1,131
	$1,435	$1,010	$81,539

The following table summarizes activity for the liability balances associated with the 2007 Plan for the three months ended March 31, 2011, including changes during the years attributable to costs incurred and charged to expense and costs paid or otherwise settled:

Facilities
(in thousands)
Balance as of December 31, 2010	$13,613
Accruals	1,010
Payments	(2,854)
Balance as of March 31, 2011	$11,769

Facility exit and restructuring liabilities due within one year of the balance sheet date are classified as other accrued liabilities and facility exit and restructuring liabilities due after one year are classified as other long-term liabilities in the Condensed Consolidated Balance Sheets. Of the unpaid balance as of December 31, 2010 and March 31, 2011, approximately $4.7 million and $4.8 million, respectively, was classified as other accrued liabilities and approximately $8.9 million and $6.9 million, respectively, was classified as other long-term liabilities.

Acquisition-Related Costs

Acquisition-related costs consist of external costs directly related to EarthLink’s acquisitions, such as advisory, legal, accounting, valuation and other professional fees; employee severance and retention costs; and integration-related costs, such as system conversion, employee travel and relocation and rebranding costs. Acquisition-related costs are expensed in the period in which the costs are incurred and the services are received and are included in restructuring and acquisition-related costs in the Condensed Consolidated Statement of Operations. Acquisition-related costs consisted of the following during the three months ended March 31, 2010 and 2011:

	Three Months Ended
	March 31,
	2010	2011
	(in thousands)

Transaction related costs	$—	$1,740
Severance and retention costs	—	1,693
Integration related costs	—	62
Total acquisition-related costs	$—	$3,495

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

6.  Investments

Marketable Securities

The Company’s marketable securities consisted of the following as of December 31, 2010 and March 31, 2011:

	As of	As of
	December 31,	March 31,
	2010	2011
	(in thousands)
Government and agency securities	$284,441	$—
Commercial paper	14,666	—
Corporate debt securities	21,011	—
Total marketable securities	320,118	—
Less: classified as current	(307,814)	—
Total long-term marketable securities	$12,304	$—

During the three months ended March 31, 2011, the Company sold its investments in marketable securities and recognized a realized gain of $0.4 million. As a result, the Company had no short- or long-term marketable securities as of March 31, 2011. Marketable securities consist of investments with original maturities greater than three months at the date of acquisition. Marketable securities with maturities less than one year from the balance sheet date are classified as short-term marketable securities. Marketable securities with maturities greater than one year from the balance sheet date are classified as long-term marketable securities. These investments primarily consisted of government and agency notes, which include U.S. treasury securities and government-sponsored debt securities, commercial paper and corporate debt securities. These securities were classified as available for sale. Available-for-sale securities are carried at fair value, with any unrealized gains and losses, net of tax, included in accumulated other comprehensive income as a separate component of stockholders’ equity and in total comprehensive income. Amounts reclassified out of accumulated other comprehensive income into earnings are determined on a specific identification basis. Realized gains and losses on marketable securities are determined on a specific identification basis and  included in interest expense and other, net, in the Condensed Consolidated Statement of Operations.

The following tables summarize gross unrealized gains and losses as of December 31, 2010 on the Company’s marketable securities designated as available-for-sale:

	As of December 31, 2010
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Losses	Gains	Value
	(in thousands)
Government and agency notes	$284,087	$(1)	$355	$284,441
Commercial paper	14,658	—	8	14,666
Corporate debt securities	20,980	(7)	38	21,011
	$319,725	$(8)	$401	$320,118

Gain on investments, net

During the three months ended March 31, 2010, the Company sold certain of its investments in other companies for proceeds of $0.5 million and recognized a realized gain on investments of $0.4 million.

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

7.  Purchased Intangible Assets and Goodwill

Goodwill

The changes in the carrying amount of goodwill by operating segment during the three months ended March 31, 2011 were as follows:

	Consumer	Business
	Services	Services
	Segment	Segment	Total
	(in thousands)
Balance as of December 31, 2010
Goodwill	$88,920	$258,004	$346,924
Accumulated impairment loss	—	(87,878)	(87,878)
	88,920	170,126	259,046

Goodwill acquired during year	—	21,229	21,229

Balance as of March 31, 2011
Goodwill	88,920	279,233	368,153
Accumulated impairment loss	—	(87,878)	(87,878)
	$88,920	$191,355	$280,275

Goodwill acquired during the period resulted from EarthLink’s acquisition of STS Telecom, which is more fully described in Note 4, “Acquisitions.”

Purchased Intangible Assets

The following table presents the components of the Company’s acquired identifiable intangible assets included in the accompanying Condensed Consolidated Balance Sheets as of December 31, 2010 and March 31, 2011:

	As of December 31, 2010			As of March 31, 2011
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Value	Amortization	Value	Value	Amortization	Value
	(in thousands)
Subscriber bases and customer relationships	$192,414	$(71,067)	$121,347	$208,115	$(77,034)	$131,081
Developed technology and software	10,611	(821)	9,790	12,311	(1,281)	11,030
Trade names	5,221	(994)	4,227	5,221	(1,379)	3,842
Other	—	—	—	450	(15)	435
	$208,246	$(72,882)	$135,364	$226,097	$(79,709)	$146,388

The Company’s identifiable intangible assets primarily consist of subscriber bases and customer relationships, developed technology and software, trade names and other assets acquired in conjunction with the purchases of businesses and subscriber bases from other companies that are not deemed to have indefinite lives. The gross carrying value of identifiable intangible assets as of March 31, 2011 includes $15.7 million of customer relationships, $1.7 million of developed technology and $0.5 million of other intangible assets resulting from the STS Telecom acquisition. Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. The Company’s customer relationships are being amortized using the straight-line method to match the estimated cash flow generated by such asset, and the developed technology and trade names are being amortized using the straight-line method because a pattern to which the expected benefits will be consumed or otherwise used up could not be reliably determined. As of March 31, 2011, the

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

weighted average amortization periods were 5.4 years for subscriber base assets and customer relationships, 5.3 years for developed technology and software, 3.6 years for trade names and 2.5 years for other identifiable intangible assets.

Amortization of definite-lived intangible assets for the three months ended March 31, 2010 and 2011 was $1.3 million and $6.8 million, respectively, and is included in depreciation and amortization in the Condensed Consolidated Statements of Operations. Based on the current amount of definite-lived intangible assets, the Company expects to record amortization expense of approximately $22.1 million during the remaining nine months in the year ending December 31, 2011 and $28.1 million, $27.2 million, $25.3 million, $24.3 million, $18.9 million and $0.4 million during the years ending December 31, 2012, 2013, 2014, 2015, and 2016 and thereafter, respectively. Actual amortization expense to be reported in future periods will differ materially from these estimates due to identifiable intangible assets resulting from the One Communications acquisition, and could differ materially from these estimates as a result of other acquisitions, changes in useful lives and other relevant factors.

8.  Debt

The Company’s debt consisted of the following as of December 31, 2010 and March 31, 2011:

	As of	As of
	December 31,	March 31,
	2010	2011
	(in thousands)
ITC^DeltaCom senior secured notes due April 2016	$325,000	$324,800
Unamortized premium on ITC^DeltaCom senior secured notes due April 2016	26,251	25,232
EarthLink convertible senior notes due November 2026	255,791	255,791
Unamortized discount on EarthLink convertible senior notes due November 2026	(12,722)	(9,149)
Capital lease obligations	—	1,526
Carrying value of debt	594,320	598,200
Less current portion	(243,069)	(247,230)
Long-term debt, less current portion	$351,251	$350,970

ITC^DeltaCom Senior Secured Notes due April 2016

In connection with the acquisition of ITC^DeltaCom, EarthLink assumed ITC^DeltaCom’s outstanding $325.0 million aggregate principal amount of 10.5% senior secured notes due on April 1, 2016 (the “ITC^DeltaCom Notes”). The ITC^DeltaCom Notes were not repaid or guaranteed by EarthLink.  The ITC^DeltaCom Notes were recorded at acquisition date fair value, which was based on publicly-quoted market prices. The resulting debt premium of $26.3 million is being amortized over the remaining life of the ITC^DeltaCom Notes. Under the indenture for the ITC^DeltaCom Notes, following the consummation of the acquisition, ITC^DeltaCom was required to offer to repurchase any or all of the ITC^DeltaCom Notes at 101% of their principal amount.  The tender window was open from December 20, 2010 through January 18, 2011. As a result, approximately $0.2 million outstanding principal amount of the Notes was repurchased in January 2011. The remaining ITC^DeltaCom Notes remain outstanding as obligations of ITC^DeltaCom and its subsidiaries.

The ITC^DeltaCom Notes accrue interest at a rate of 10.5% per year. Interest on the ITC^DeltaCom Notes is payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing on October 1, 2010. The ITC^DeltaCom Notes will mature on April 1, 2016.

ITC^DeltaCom may redeem some or all of the ITC^DeltaCom Notes, at any time before April 1, 2013, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium. ITC^DeltaCom may redeem some or all of the ITC^DeltaCom Notes at any time on or after April 1, 2013, at

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specified redemption prices declining from 105.250% to 100% of their principal amount. In addition, before April 1, 2013, ITC^DeltaCom may redeem up to 35% of the aggregate principal amount of the ITC^DeltaCom Notes at a redemption price equal to 110.5% of their principal amount with the net proceeds of certain equity offerings. During any 12-month period before April 1, 2013, ITC^DeltaCom may redeem up to 10% of the aggregate principal amount of the ITC^DeltaCom Notes at a redemption price equal to 103% of their principal amount. If (1) ITC^DeltaCom sells certain of its assets and does not either (a) apply the net sale proceeds to repay indebtedness under the ITC^DeltaCom Notes, or other indebtedness secured on a first-priority basis or (b) reinvest the net sale proceeds in its business, or (2) ITC^DeltaCom experiences a change of control, ITC^DeltaCom may be required to offer to purchase ITC^DeltaCom Notes from holders at 100% of their principal amount, in the case of a sale of assets, or 101% of their principal amount, in the case of a change of control. ITC^DeltaCom would be required to pay accrued and unpaid interest, if any, on the ITC^DeltaCom Notes redeemed or purchased in each of the foregoing events of redemption or purchase.

The ITC^DeltaCom Notes are ITC^DeltaCom’s general senior obligations and rank equally in right of payment with any future senior indebtedness. The ITC^DeltaCom Notes are secured on a first-priority basis, along with any future pari passu secured obligations, subject to specified exceptions and permitted liens, by substantially all of the assets of ITC^DeltaCom and its subsidiaries that are deemed to be restricted subsidiaries under the indenture governing the ITC^DeltaCom Notes. Currently all of ITC^DeltaCom’s subsidiaries are deemed to be restricted subsidiaries under the indenture. The ITC^DeltaCom Notes are guaranteed on a senior secured basis by each of ITC^DeltaCom’s restricted subsidiaries on the initial issue date of the ITC^DeltaCom Notes and will be guaranteed on a senior secured basis by each future domestic restricted subsidiary, other than certain excluded subsidiaries, and by any foreign restricted subsidiary that guarantees any indebtedness of ITC^DeltaCom or any domestic restricted subsidiary. The guarantees are the subsidiary guarantors’ general senior obligations and rank equally in right of payment with all of the subsidiary guarantors’ existing and future senior indebtedness.

The indenture governing the ITC^DeltaCom Notes contains covenants that, among other things, limit ITC^DeltaCom’s ability, and the ability of ITC^DeltaCom’s restricted subsidiaries, to incur additional indebtedness, create liens, pay dividends on, redeem or repurchase ITC^DeltaCom’s capital stock, make investments or repay subordinated indebtedness, engage in sale-leaseback transactions, enter into transactions with affiliates, sell assets, create restrictions on dividends and other payments to ITC^DeltaCom from its subsidiaries, issue or sell stock of subsidiaries, and engage in mergers and consolidations. All of the covenants are subject to a number of important qualifications and exceptions under the indenture. As of December 31, 2010 and March 31, 2011, ITC^DeltaCom was in compliance with all of its financial covenants.

As of December 31, 2010 and March 31, 2011, the fair value of the ITC^DeltaCom Notes was approximately $352.6 million and $359.9 million, respectively, based on quoted market prices.

EarthLink Convertible Senior Notes due November 2026

In November 2006, EarthLink issued $258.8 million aggregate principal amount of convertible senior notes due November 15, 2026 (the “EarthLink Notes”) in a registered offering. The EarthLink Notes bear interest at 3.25% per year on the principal amount of the EarthLink Notes until November 15, 2011, and 3.50% interest per year on the principal amount of the EarthLink Notes thereafter, payable semi-annually in May and November of each year. The EarthLink Notes rank as senior unsecured obligations of the Company.

The EarthLink Notes are payable with cash and, if applicable, are convertible into shares of the Company’s common stock. The initial conversion rate was 109.6491 shares per $1,000 principal amount of EarthLink Notes (which represented an initial conversion price of approximately $9.12 per share). As a result of the Company’s cash dividend payments, the conversion rate has been adjusted and was 121.9549 shares per $1,000 principal amount of EarthLink Notes as of March 31, 2011 (which represents a conversion price of approximately $8.20 per share), subject to further adjustment. Upon conversion, a holder will receive cash up to the principal amount of the EarthLink Notes and, at the Company’s option, cash, shares of the Company’s common stock or a combination of cash and shares of common stock for the remainder, if any, of the conversion obligation. The conversion obligation is based on the sum of the “daily settlement amounts” for the

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20 consecutive trading days that begin on, and include, the second trading day after the day the EarthLink Notes are surrendered for conversion. The EarthLink Notes will be convertible only in the following circumstances: (1) during any calendar quarter after the calendar quarter ending December 31, 2006 (and only during such calendar quarter), if the closing sale price of the Company’s common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any five consecutive trading day period in which the average trading price per $1,000 principal amount of EarthLink Notes was equal to or less than 98% of the average conversion value of the EarthLink Notes during the note measurement period; (3) upon the occurrence of specified corporate transactions, including the payment of dividends in certain circumstances; (4) if the Company has called the EarthLink Notes for redemption; and (5) at any time from, and including, October 15, 2011 to, and including, November 15, 2011 and at any time on or after November 15, 2024.  The Company has the option to redeem the EarthLink Notes, in whole or in part, for cash, on or after November 15, 2011, provided that the Company has made at least ten semi-annual interest payments. In addition, the holders may require the Company to purchase all or a portion of their EarthLink Notes on each of November 15, 2011, November 15, 2016 and November 15, 2021.

As of December 31, 2010 and March 31, 2011, the fair value of the EarthLink Notes was approximately $300.3 million and $275.0 million, respectively, based on quoted market prices.

Under the terms of the indenture governing the EarthLink Notes, the Company’s payment of cash dividends requires an adjustment to the conversion rate for the EarthLink Notes. In addition, as a result of the adjustment, the EarthLink Notes may be surrendered for conversion for a period of time between the declaration date and the record date, as defined in the indenture, for the consideration provided for in the indenture. During the three months ended March 31, 2010, $3.0 million principal amount of EarthLink Notes were surrendered for conversion for cash payment of $2.8 million, resulting in a gain on conversion of debt of $0.2 million. Such gain is included in interest expense and other, net, in the Condensed Consolidated Statement of Operations.

The Company accounts for the liability and equity components of the EarthLink Notes separately. The Company is accreting the debt discount related to the equity component to non-cash interest expense over the estimated five-year life of the EarthLink Notes, which represents the first redemption date of November 2011. As of March 31, 2011, the remaining amortization period for the discount was seven months.

The principal amount, unamortized discount and net carrying amount of the debt and equity components as of December 31, 2010 and March 31, 2011 are presented below:

	As of	As of
	December 31,	Mach 31,
	2010	2011
	(in thousands)
Principal amount	$255,791	$255,791
Unamortized discount	(12,722)	(9,149)
Net carrying amount	$243,069	$246,642

Carrying amount of the equity component	$61,847	$61,847

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The following table presents the associated interest cost related to the EarthLink Notes during the three months ended March 31, 2010 and 2011, which consists of both the contractual interest coupon and amortization of the discount on the equity component:

	Three Months Ended March 31,
	2010	2011
	(in thousands)

Contractual interest recognized	$2,226	$2,221
Discount amortization	3,251	3,573

Effective interest rate	9.5%	9.5%

Revolving Credit Facility

On March 18, 2011, EarthLink entered into a credit agreement providing for a $30.0 million revolving credit facility (the “Revolving Credit Facility”).  EarthLink’s obligations under the credit agreement are guaranteed by all of EarthLink’s subsidiaries (other than ITC^DeltaCom, Inc. and its subsidiaries), subject to the subsidiaries’ obtaining regulatory approvals to provide such guarantees.  The interest rate on any borrowings under the Revolving Credit Facility shall be, at EarthLink’s option, LIBOR plus an Applicable Margin (as defined below) or the Base Rate (defined as the highest of (x) the prime rate, (y) the Federal Funds rate plus 0.50% or (z) the one-month LIBOR rate plus 1.00%) plus the Applicable Margin.  The Applicable Margin is 2.00% per annum, in the case of LIBOR loans, and 1.00% per annum, in the case of Base Rate Loans.

The Revolving Credit Facility terminates on March 16, 2012, and all amounts outstanding thereunder shall be due and payable in full.  No amounts were outstanding under the Revolving Credit Facility as of March 31, 2011.

Classification

On November 15, 2011, holders of the EarthLink Notes have the right under the governing indenture to require the Company to repurchase the EarthLink Notes. As a result, the Company classified the EarthLink Notes as a current liability in the Consolidated Balance Sheets as of December 31, 2010 and March 31, 2011.

9.  Stockholders’ Equity

Comprehensive Income

Comprehensive income includes unrealized gains and losses on certain investments classified as available-for-sale, net of tax, which are excluded from the Condensed Consolidated Statements of Operations. Comprehensive income for the three months ended March 31, 2010 and 2011 was as follows:

	Three Months Ended
	March 31,
	2010	2011
	(in thousands)
Net income	$26,747	$16,363
Unrealized holding gains on certain investments, net of tax	18	—
Total comprehensive income	$26,765	$16,363

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Share Repurchases

Since the inception of the Company’s share repurchase program, the Board of Directors has authorized a total of $750.0 million for the repurchase of EarthLink’s common stock. As of March 31, 2011, the Company had $129.0 million available under the current authorizations. The Company may repurchase its common stock from time to time in compliance with the Securities and Exchange Commission’s regulations and other legal requirements, including through the use of derivative transactions, and subject to market conditions and other factors. The share repurchase program does not require the Company to acquire any specific number of shares and may be terminated by the Board of Directors at any time.

The Company repurchased 2.1 million shares of its common stock for $16.9 million during the three months ended March 31, 2011.

Dividends

During the three months ended March 31, 2010, cash dividends declared were $0.14 per common share and total dividend payments were $15.4 million. During the three months ended March 31, 2011, cash dividends declared were $0.05 per common share and total dividend payments were $6.2 million. The Company currently intends to pay regular quarterly dividends on its common stock.  Any decision to declare future dividends will be made at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, investment opportunities and other factors the Board of Directors may deem relevant.

10.  Stock-Based Compensation

The Company measures compensation cost for all stock awards at fair value on the date of grant and recognizes compensation expense over the requisite service period for awards expected to vest. The Company estimates the fair value of stock options using the Black-Scholes valuation model, and determines the fair value of restricted stock units based on the number of shares granted and the quoted price of EarthLink’s common stock on the date of grant. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line attribution method. For performance-based awards, the Company recognizes expense over the requisite service period, net of estimated forfeitures, using the accelerated attribution method when it is probable that the performance measure will be achieved. The estimate of awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical employee attrition rates. Actual results, and future changes in estimates, may differ substantially from the Company’s current estimates.

Stock-based compensation expense was $2.7 million and $3.6 million during the three months ended March 31, 2010 and 2011, respectively.  The Company has classified stock-based compensation expense within selling, general and administrative expense, the same operating expense line item as cash compensation paid to employees.

Stock Incentive Plans

The Company has granted options to employees and non-employee directors to purchase the Company’s common stock under various stock incentive plans. The Company has also granted restricted stock units to employees and non-employee directors under various stock incentive plans. Under the plans, employees and non-employee directors are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, restricted stock, restricted stock units and performance awards, among others. The plans are administered by the Board of Directors or the Leadership and Compensation Committee of the Board of Directors, which determine the terms of the awards granted. Stock options are generally granted with an exercise price equal to the market value of EarthLink, Inc. common stock on the date of grant, have a

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term of ten years or less, and vest over terms of four years from the date of grant. Restricted stock units are granted with various vesting terms that range from one to four years from the date of grant.

Options Outstanding

The following table summarizes stock option activity as of and for the three months ended March 31, 2011:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Stock Options	Price	Term (Years)	Value
	(shares and dollars in thousands)

Outstanding as of December 31, 2010	2,436	$9.40
Granted	—	—
Exercised	(26)	7.50
Forfeited and expired	(68)	9.57
Outstanding as of March 31, 2011	2,342	9.41	3.8	$505

Vested and expected to vest as of March 31, 2011	2,225	$9.41	3.8	$480

Exercisable as of March 31, 2011	2,128	$9.51	3.6	$443

The aggregate intrinsic value amounts in the table above represent the closing price of the Company’s common stock on March 31, 2011 in excess of the exercise price, multiplied by the number of stock options outstanding or exercisable, when the closing price is greater than the exercise price. This represents the amount that would have been received by the stock option holders if they had all exercised their stock options on March 31, 2011. The total intrinsic value of options exercised during the three months ended March 31, 2010 and 2011 was $0.2 million and $27,000, respectively. The intrinsic value of stock options exercised represents the difference between the market value of Company’s common stock at the time of exercise and the exercise price, multiplied by the number of stock options exercised. To the extent the forfeiture rate is different than what the Company has anticipated, stock-based compensation related to these awards will be different from the Company’s expectations. As of March 31, 2011, there was $0.3 million of total unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 0.4 years.

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The following table summarizes the status of the Company’s stock options as of March 31, 2011:

						Stock Options
Stock Options Outstanding						Exercisable
				Weighted
				Average	Weighted		Weighted
				Remaining	Average		Average
Range of			Number	Contractual	Exercise	Number	Exercise
Exercise Prices			Outstanding	Life	Price	Exercisable	Price
			(in thousands)			(in thousands)
$5.10	to	6.90	189	4.3	$6.40	170	$6.35
6.98	to	7.25	361	6.2	7.24	289	7.24
7.32	to	8.90	153	4.2	7.99	145	8.01
8.96	to	9.01	315	3.3	9.01	315	9.01
9.23	to	9.51	335	4.7	9.47	220	9.45
9.64	to	9.89	257	0.8	9.65	257	9.66
10.36	to	10.36	374	4.3	10.36	374	10.36
10.51	to	16.82	358	2.0	12.93	358	12.93
$5.10	to	$16.82	2,342	3.8	$9.41	2,128	$9.51

Restricted Stock Units

The following table summarizes restricted stock unit activity as of and for the three months ended March 31, 2011:

		Weighted
		Average
	Restricted	Grant Date
	Stock Units	Fair Value
	(in thousands)
Outstanding as of December 31, 2010	2,357	$8.01
Granted	1,754	8.40
Vested	(1,052)	7.57
Forfeited	(13)	8.39
Outstanding as of March 31, 2011	3,046	$8.39

The fair value of restricted stock units is determined based on the closing trading price of EarthLink’s common stock on the grant date. The weighted-average grant date fair value of restricted stock units granted during the three months ended March 31, 2010 and 2011 was $8.21 and $8.40, respectively.  As of March 31, 2011, there was $18.5 million of total unrecognized compensation cost related to nonvested restricted stock units. That cost is expected to be recognized over a weighted-average period of 2.9 years. The total fair value of shares vested during the three months ended March 31, 2010 and 2011 was $8.1 million and $8.9 million, respectively, which represents the closing price of the Company’s common stock on the vesting date multiplied by the number of restricted stock units that vested.

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11. Income Taxes

The major components of the income tax provision for the three months ended March 31, 2010 and 2011 are as follows:

	Three Months Ended
	March 31,
	2010	2011
	(in thousands)

Federal alternative minumum tax	$807	$536
State income tax	381	1,445
Current provision	1,188	1,981

Deferred provision	15,604	8,646

Total	$16,792	$10,627

The income tax provision of $10.6 million for the three months ended March 31, 2011 represents an annual effective rate of 38.95%, including expense related to discrete items of 0.03%.

The current federal and state tax provisions recorded during the three months ended March 31, 2010 and 2011 were the result of limitations on net operating loss utilization associated with the federal alternative minimum tax calculation and state laws. The non-cash deferred tax provisions recorded during the three months ended March 31, 2010 and 2011 were primarily a result of the utilization of net operating loss tax carryforwards.

The Company has a valuation allowance of $39.2 million against certain deferred tax assets.  Of this amount, $31.6 million relates to net operating losses generated by the tax benefits of stock-based compensation. The valuation allowance will be removed upon utilization of these net operating losses by the Company as an adjustment to additional paid-in capital. Approximately $7.2 million of the valuation allowance relates to net operating losses in certain jurisdictions where there is uncertainty regarding utilization. In addition, valuation allowance of $0.4 million was established in 2010 relating to stock compensation deferred tax assets.

To the extent the Company reports income in future periods, the Company intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.  The Company’s ability to use its federal and state net operating loss carryforwards and federal and state tax credit carryforwards may be subject to restrictions attributable to equity transactions in the future resulting from changes in ownership as defined under the Internal Revenue Code.

The Company has identified its federal tax return and its state tax returns in California, Florida, Georgia and Illinois as “major” tax jurisdictions, for purposes of calculating its uncertain tax positions.  Periods extending back to 1994 are still subject to examination for all “major” jurisdictions. The Company believes that its income tax filing positions and deductions through the period ended March 31, 2011 will not result in a material adverse effect on the Company’s financial condition, results of operations or cash flow. The Company’s policy for recording interest and penalties associated with income tax is to record such items as a component of income tax expense.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

A reconciliation of changes in the amount of unrecognized tax benefits for the three months ended March 31, 2011 is as follows:

Three Months Ended
March 31, 2011
(in thousands)
Balance as of December 31, 2010	$18,367
Adjustment to tax positions under acquisition accounting	(13)
Decreases for tax positions of prior years	(23)
Balance as of March 31, 2011	$18,331

12.  Fair Value Measurements

As of December 31, 2010 and March 31, 2011, the Company held certain assets that are required to be measured at fair value on a recurring basis.  These included the Company’s cash equivalents and marketable securities.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). A three-tier fair value hierarchy is used to prioritize the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following tables present the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2010 and March 31, 2011:

			Fair Value Measurements as of December 31, 2010 Using
			Quoted Prices	Significant
			in Active	Other	Significant
			Markets for	Observable	Unobservable
	Carrying	Fair	Identical Assets	Inputs	Inputs
Description	Value	Value	(Level 1)	(Level 2)	(Level 3)
		(in thousands)
Cash equivalents	$184,054	$184,054	$184,054	$—	$—
Government and agency securities	284,441	284,441	284,441	—	—
Commercial paper	14,666	14,666	14,666	—	—
Corporate debt securities	21,011	21,011	21,011	—	—
Total	$504,172	$504,172	$504,172	$—	$—

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Fair Value Measurements as of March 31, 2011 Using
			Quoted Prices	Significant
			in Active	Other	Significant
			Markets for	Observable	Unobservable
	Carrying	Fair	Identical Assets	Inputs	Inputs
Description	Value	Value	(Level 1)	(Level 2)	(Level 3)
(in thousands)
Cash equivalents	$103,098	$103,098	$103,098	$—	$—
Total	$103,098	$103,098	$103,098	$—	$—

Cash equivalents and marketable securities as of December 31, 2010 and March 31, 2011 were valued using quoted market prices and are classified within Level 1.

13.  Segment Information

The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Business Services and Consumer Services. The Company’s Business Services segment provides integrated communications services and related value-added services to businesses, enterprise organizations and communications carriers. These services include data services, which include managed IP-based network services and Internet access; voice services, which include local exchange, long-distance and conference calling; mobile data and voice services; and web hosting. The results of ITC^DeltaCom and STS Telecom are included in the Company’s Business Services segment. The Company’s Consumer Services segment provides nationwide Internet access and related value-added services to individual customers. These services include dial-up and broadband Internet access services, ancillary services sold as add-on features to the Company’s Internet access services, search and advertising.

The Company evaluates performance of its segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include costs over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, operations expenses, product development expenses, certain technology and facilities expenses, billing operations and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses over which segment managers do not have discretionary control. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), depreciation and amortization, impairment of goodwill and intangible assets, restructuring and acquisition-related costs, and stock-based compensation expense, as they are not considered in the measurement of segment performance.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

Information on reportable segments and a reconciliation to consolidated income from operations for the three months ended March 31, 2010 and 2011 is as follows:

	Three Months Ended March 31,
	2010	2011
	(in thousands)
Business Services
Revenues	$33,694	$142,373
Cost of revenues	19,409	72,457
Gross margin	14,285	69,916
Direct segment operating expenses	9,716	44,744
Segment operating income	$4,569	$25,172

Consumer Services
Revenues	$123,564	$100,645
Cost of revenues	39,471	31,266
Gross margin	84,093	69,379
Direct segment operating expenses	22,876	19,314
Segment operating income	$61,217	$50,065

Consolidated
Revenues	$157,258	$243,018
Cost of revenues	58,880	103,723
Gross margin	98,378	139,295
Direct segment operating expenses	32,592	64,058
Segment operating income	65,786	75,237
Stock-based compensation expense	2,667	3,571
Depreciation and amortization	4,748	21,676
Restructuring and acquisition-related costs	1,435	4,505
Other operating expenses	8,523	5,535
Income from operations	$48,413	$39,950

The primary component of the Company’s revenues is access and service revenues, which consist of narrowband access services (including traditional, fully-featured narrowband access and value-priced narrowband access); broadband access services (including high-speed access via DSL and cable, VoIP and managed IP-based networks); voice services (including local exchange services, long distance and conference calling services); the sale of transmission capacity (which is an access service) to other telecommunications carriers; and web hosting services. The Company also earns revenues from value-added services, which include ancillary services sold as add-on features to the Company’s access services, search and advertising revenues.

The Company’s Business Services segment earns revenue by providing high-speed or broadband data communications services, which include managed IP-based networks and Internet access; voice services, which include local exchange services, long distance and conference calling services; mobile voice and data services; and the sale of transmission capacity (which is an access service) to other telecommunications carriers. Revenues from these services generally consist of recurring monthly charges for such services; usage fees; installation fees; and termination fees. The Company’s Business Services segment also earns revenue by providing web hosting services. Web hosting revenues consist of fees charged for leasing server space and providing web services to enable customers to build and maintain an effective online presence.

The Company’s Consumer Services segment earns revenue from narrowband access services (including traditional, fully-featured narrowband access and value-priced narrowband access) and broadband

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

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access services (including high-speed access via DSL and cable and VoIP). Revenues from access services generally consist of recurring monthly charges for such services; usage fees; installation fees; termination fees; and fees for equipment. The Company’s Consumer Services segment also earns revenues from value-added services, which include revenues from ancillary services sold as add-on features to EarthLink’s Internet access services, such as security products, premium email only, home networking, email storage and Internet call waiting; search revenues; and advertising revenues.

Information on revenues by groups of similar services and by segment for the three months ended March 31, 2010 and 2011 is as follows:

	Three Months Ended
	March 31,
	2010	2011
	(in thousands)
Business Services
Access and service	$33,139	$141,849
Value-added services	555	524
Total revenues	$33,694	$142,373

Consumer Services
Access and service	$108,198	$87,457
Value-added services	15,366	13,188
Total revenues	$123,564	$100,645

Consolidated
Access and service	$141,337	$229,306
Value-added services	15,921	13,712
Total revenues	$157,258	$243,018

The Company manages its working capital on a consolidated basis and does not allocate long-lived assets to segments. In addition, segment assets are not reported to, or used by, the chief operating decision maker and therefore, total segment assets have not been disclosed.

The Company has not provided information about geographic segments because substantially all of the Company’s revenues, results of operations and identifiable assets are in the United States.

14.  Condensed Consolidating Financial Information

In May 2011, the Company completed a private placement of $300.0 million aggregate principal amount of 8 7/8% Senior Notes Due 2019 (the “Original Senior Notes”). The Original Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Company’s existing and future domestic subsidiaries, other than (i) ITC^DeltaCom, Inc. and its subsidiaries and (ii) certain other excluded subsidiaries (the “Guarantor Subsidiaries”). ITC^DeltaCom, Inc. and its subsidiaries and certain other excluded subsidiaries are not guarantors of the Original Senior Notes (the “Non-Guarantor Subsidiaries”). All of the Guarantor Subsidiaries are 100% owned by the Company.

Pursuant to a registration rights agreement, the Company is required to register an identical series of notes (the “Exchange Senior Notes”) with the SEC and to offer to exchange those registered Exchange Senior Notes for the Original Senior Notes. The Exchange Senior Notes will also be guaranteed by the Guarantor Subsidiaries. In connection with the registration of the Exchange Senior Notes and related guarantees, the Company will be required to provide the financial information in respect of those notes set forth under Rule 3-10 of Regulation S-X, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered” (“Rule 3-10”). The accompanying condensed consolidating financial information has been prepared and presented pursuant to Rule 3-10. The column labeled Parent Company represents EarthLink’s stand alone results and its investment in all of its subsidiaries accounted for using the equity method. The Guarantor Subsidiaries and the Non-Guarantor Subsidiaries are presented in separate columns and represent all the applicable subsidiaries on a combined basis. Intercompany eliminations are shown in a separate column.

The operating activities of the separate legal entities included in the Company’s consolidated financial statements are interdependent. The accompanying condensed consolidating financial information presents the results of operations, financial position and cash flows of each legal entity and, on an aggregate basis, the other non-guarantor subsidiaries based on amounts incurred by such entities, and is not intended to present the operating results of those legal entities on a stand-alone basis.

The condensed consolidating financial information is presented in the following tables (in thousands):

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

Condensed Consolidating Balance Sheet

As of March 31, 2011

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$493,674	$2,327	$55,628	$—	$551,629
Restricted cash	—	—	1,812	—	1,812
Accounts receivable, net	13,481	4,885	41,627	—	59,993
Prepaid expenses	2,610	1,039	9,122	—	12,771
Deferred income taxes, net	51,853	1,263	258	—	53,374
Due from affiliates	136,150	5,550	—	(141,700)	—
Other current assets	5,414	4,285	4,326	—	14,025
Total current assets	703,182	19,349	112,773	(141,700)	693,604
Property and equipment, net	20,515	13,241	210,179	—	243,935
Deferred income taxes, net	28,126	60,753	76,882	—	165,761
Purchased intangible assets, net	766	4,196	141,426	—	146,388
Goodwill	88,920	—	191,355	—	280,275
Investment in subsidiaries	421,650	—	—	(421,650)	—
Other long-term assets	950	—	180	—	1,130
Total assets	$1,264,109	$97,539	$732,795	$(563,350)	$1,531,093

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,710	$977	$13,972	$—	$20,659
Accrued payroll and related expenses	6,105	1,977	7,320	—	15,402
Accrued interest	—	—	17,152	—	17,152
Other accrued liabilities	24,251	5,228	36,920	—	66,399
Deferred revenue	18,811	1,207	23,761	—	43,779
Due to affiliates	5,550	136,150	—	(141,700)	—
Current portion of long-term debt	246,642	—	588	—	247,230
Total current liabilities	307,069	145,539	99,713	(141,700)	410,621

Long-term debt, including premium	—	—	350,970	—	350,970
Other long-term liabilities	8,483	724	7,756	—	16,963
Total liabilities	315,552	146,263	458,439	(141,700)	778,554

Stockholders’ equity (deficit):
Common stock	1,926	—	—	—	1,926
Additional paid-in capital	2,056,984	130,161	291,489	(421,650)	2,056,984
Accumulated deficit	(435,854)	(178,885)	(17,133)	—	(631,872)
Treasury stock, at cost	(674,499)	—	—	—	(674,499)
Total stockholders’ equity (deficit)	948,557	(48,724)	274,356	(421,650)	752,539
Total liabilities and stockholders’ equity (deficit)	$1,264,109	$97,539	$732,795	$(563,350)	$1,531,093

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

Condensed Consolidating Balance Sheet

As of December 31, 2010

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$197,615	$1,752	$43,585	$—	$242,952
Marketable securities	307,814	—	—	—	307,814
Restricted cash	—	—	2,270	—	2,270
Accounts receivable, net	15,012	4,962	40,242	—	60,216
Prepaid expenses	2,341	1,326	8,494	—	12,161
Deferred income taxes, net	44,270	1,345	46	—	45,661
Due from affiliates	163,036	35,754	1,292	(200,082)	—
Other current assets	6,610	3,962	4,230	—	14,802
Total current assets	736,698	49,101	100,159	(200,082)	685,876
Long-term marketable securities	12,304	—	—	—	12,304
Property and equipment, net	21,244	12,879	206,988	—	241,111
Deferred income taxes, net	39,425	60,152	89,460	—	189,037
Purchased intangible assets, net	960	4,754	129,650	—	135,364
Goodwill	88,920	—	170,126	—	259,046
Investment in subsidiaries	391,650	—	—	(391,650)	—
Other long-term assets	1,070		170	—	1,240
Total assets	$1,292,271	$126,886	$696,553	$(591,732)	$1,523,978

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,959	$579	$11,734	$—	$17,272
Accrued payroll and related expenses	13,109	1,240	4,053	—	18,402
Other accrued liabilities	24,627	4,535	46,467	—	75,629
Deferred revenue	19,704	1,373	19,844	—	40,921
Due to affiliates	37,046	163,036	—	(200,082)	—
Convertible senior notes, net	243,069	—	—	—	243,069
Total current liabilities	342,514	170,763	82,098	(200,082)	395,293

Long-term debt, including premium	—	—	351,251	—	351,251
Other long-term liabilities	10,839	793	7,934	—	19,566
Total liabilities	353,353	171,556	441,283	(200,082)	766,110

Stockholders’ equity (deficit):
Common stock	1,918	—	—	—	1,918
Additional paid-in capital	2,061,555	130,161	261,489	(391,650)	2,061,555
Accumulated deficit	(467,185)	(174,831)	(6,219)	—	(648,235)
Treasury stock, at cost	(657,611)	—	—	—	(657,611)
Accumulated other comprehensive income	241	—	—	—	241
Total stockholders’ equity (deficit)	938,918	(44,670)	255,270	(391,650)	757,868
Total liabilities and stockholders’ equity (deficit)	$1,292,271	$126,886	$696,553	$(591,732)	$1,523,978

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

Condensed Consolidating Statement of Operations

Three Months Ended March 31, 2011

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues	$107,808	$25,517	$109,816	$(123)	$243,018

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	32,684	16,784	54,378	(123)	103,723
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	27,761	9,699	35,704	—	73,164
Depreciation and amortization	2,641	2,369	16,666	—	21,676
Restructuring and acquisition-related costs	2,901	779	825	—	4,505
Total operating costs and expenses	65,987	29,631	107,573	(123)	203,068

Income (loss) from operations	41,821	(4,114)	2,243	—	39,950
Interest expense and other, net	(4,337)	(1,069)	(7,554)	—	(12,960)
Income (loss) before income taxes	37,484	(5,183)	(5,311)	—	26,990
Income tax (provision) benefit	(6,153)	1,129	(5,603)	—	(10,627)
Net income (loss)	$31,331	$(4,054)	$(10,914)	$—	$16,363

Condensed Consolidating Statement of Operations

Three Months Ended March 31, 2010

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues	$132,459	$24,895	$—	$(96)	$157,258

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	41,600	17,376	—	(96)	58,880
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	34,660	9,122	—	—	43,782
Depreciation and amortization	3,081	1,667	—	—	4,748
Restructuring and acquisition-related costs	1,435	—	—	—	1,435
Total operating costs and expenses	80,776	28,165	—	(96)	108,845

Income (loss) from operations	51,683	(3,270)	—	—	48,413
Gain on investments, net	418	—	—	—	418
Interest expense and other, net	(4,363)	(929)	—	—	(5,292)
Income (loss) before income taxes	47,738	(4,199)	—	—	43,539
Income tax (provision) benefit	(18,364)	1,572	—	—	(16,792)
Net income (loss)	$29,374	$(2,627)	$—	$—	$26,747

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2011

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities	$34,166	$(302)	$20,602	$—	$54,466

Cash flows from investing activities:
Purchase of business, net of cash acquired	—	—	(22,127)	—	(22,127)
Purchases of property and equipment	(1,653)	(2,441)	(13,652)	—	(17,746)
Sales and maturities of investments in marketable securities	319,729	—	—	—	319,729
Payment for investment in subsidiary stock	(30,000)	—	—	30,000	—
Other	—	—	458	—	458
Net cash provided by (used in) investing activities	288,076	(2,441)	(35,321)	30,000	280,314

Cash flows from financing activities:
Repurchases of common stock	(16,888)	—	—	—	(16,888)
Payment of dividends	(6,178)	—	—	—	(6,178)
Proceeds from exercises of stock options	211	—	—	—	211
Principal payments under capital lease obligations	(10)	—	(3,238)	—	(3,248)
Proceeds from issuance of stock subscription	—	—	30,000	(30,000)	—
Change in due to/from affilites, net	(3,318)	3,318	—	—	—
Net cash (used in) provided by financing activities	(26,183)	3,318	26,762	(30,000)	(26,103)

Net increase in cash and cash equivalents	296,059	575	12,043	—	308,677
Cash and cash equivalents, beginning of period	197,615	1,752	43,585	—	242,952
Cash and cash equivalents, end of period	$493,674	$2,327	$55,628	$—	$551,629

EARTHLINK, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED - (Continued)

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2010

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities	$39,024	$(6,754)	$—	$—	$32,270

Cash flows from investing activities:
Purchases of property and equipment	(1,830)	(1,242)	—	—	(3,072)
Purchases of investments in marketable securities	(19,958)	—	—	—	(19,958)
Sales and maturities of investments in marketable securities	26,167	—	—	—	26,167
Proceeds received from investments in other companies	541	—	—	—	541
Net cash provided by (used in) investing activities	4,920	(1,242)	—	—	3,678

Cash flows from financing activities:
Payment of dividends	(15,389)	—	—	—	(15,389)
Proceeds from exercises of stock options	341	—	—	—	341
Principal payments under capital lease obligations	(2,776)	—	—	—	(2,776)
Change in due to/from affilites, net	(6,922)	6,922	—	—	—
Net cash (used in) provided by financing activities	(24,746)	6,922	—	—	(17,824)

Net increase (decrease) in cash and cash equivalents	19,198	(1,074)	—	—	18,124
Cash and cash equivalents, beginning of period	609,752	1,243	—	—	610,995
Cash and cash equivalents, end of period	$628,950	$169	$—	$—	$629,119